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                                                                     EXHIBIT 8.1

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]

July 17, 1998


PRIVATE
Board of Directors
Northwest Bancorp, Inc.
Liberty at Second
P.O. Box 128
Warren, PA  16365

Re: Federal income tax, Pennsylvania corporate net income tax, and Pennsylvania Mutual Thrift Institutions tax opinions relating to the merger of Corry Savings Bank into Northwest Savings Bank.

Members of the Board:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") as to certain federal income tax, Pennsylvania corporate net income tax, and Pennsylvania Mutual Thrift Institutions tax consequences resulting from a proposed transaction. In the proposed transaction, Corry Savings Bank ("Corry"), a mutual savings bank, will be merged with and into Northwest Savings Bank ("Northwest"), a wholly owned subsidiary of Northwest Bancorp, Inc. ("Bancorp"), and Bancorp will issue shares of its common stock in an offering to deposit account holders of Corry and others.

FACTS

Bancorp, a Pennsylvania corporation, owns all of the outstanding capital stock of Northwest, a Pennsylvania chartered savings bank headquartered in Warren, Pennsylvania. Approximately 69.5 percent of the outstanding common stock of Bancorp ("Bancorp Common Stock") is owned by Northwest Bancorp, MHC ("MHC"), a Pennsylvania chartered mutual holding company. Bancorp has no classes of stock outstanding other than Bancorp Common Stock.

Corry Savings Bank is an unrelated Pennsylvania chartered mutual savings bank located in Corry, Pennsylvania.

Pursuant to the proposed transaction:

1. Corry will merge pursuant to applicable law with and into Northwest with Northwest as the surviving institution (the "Merger"). Pursuant to the Merger, all of the Corry deposit account holders (the "Eligible Account Holders") will become deposit account holders of Northwest without a material change in contractual terms, maturity dates, or withdrawal values of their deposit accounts. In addition, pursuant to the Merger, Eligible Account Holders will receive rights in a liquidation account established in Northwest, subordinated rights in a liquidation account established in MHC, and Eligible Account Holder Subscription Rights (as defined in 2. below.)
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Board of Directors
Northwest Bancorp, Inc.
July 17, 1998
Page 2


2. Bancorp will offer shares of Bancorp Common Stock to Eligible Account Holders and others in a subscription offering (the "Subscription Offering"). Subscription rights (the "Subscription Rights") will be granted to:

     i. Eligible Account Holders who had deposit accounts totaling $50 or more as of the close of business on March 31, 1996 (the "Eligibility Record Date");
     ii. Eligible Account Holders who had deposit accounts totaling $50 or more as of the close of business on December 31, 1997 (the "Supplemental Eligibility Record Date");
     iii. Eligible Account Holders as of the close of business on the voting date for the special meeting of Corry depositors to approve the merger and stock issuance plan (the "Voting Record Date" and together with the Eligibility Record Date and Supplemental Eligibility Record Date, the "Record Dates");
     iv.  employees, officers, and trustees of Corry, and
     v.   Northwest ESOP.

     The subscription price per share of the Subscription Rights granted to Eligible Account Holders (the "Eligible Account Holder Subscription Rights") reflects a 10 percent discount from the subscription price per share of the Subscription Rights granted to persons other than Eligible Account Holders.

3. Any shares of Bancorp Common Stock not purchased in the Subscription Offering may be offered for sale in a community offering (the "Community Offering" and together with the Subscription Offering, the "Offering"), with a preference given to persons residing in Corry's local community.

4. In connection with the proposed transaction, Bancorp may issue additional shares of Bancorp Common Stock to MHC (the "MHC Distribution") to maintain MHC's approximate 69.5 percent ownership interest in Bancorp.

REPRESENTATIONS

Bancorp and its affiliates make the following representations to KPMG in connection with the Merger and the Offering. KPMG has not independently verified the completeness and accuracy of these representations. It is understood and agreed that KPMG is relying on these representations in rendering the opinions contained herein.

a) The fair market value of the deposit account in Northwest and the rights to the liquidation account in Northwest received by each Eligible Account Holder will approximately equal the fair market value of each Eligible Account Holder's deposit
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Board of Directors
Northwest Bancorp, Inc.
July 17, 1998
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     account in Corry and interest in the net worth of Corry surrendered in exchange therefor.

b) The management of Northwest and Corry have no knowledge of any plan or intention on the part of the Eligible Account Holders to make withdrawals from their Northwest deposit accounts subsequent to the Merger which would reduce their interests in the liquidation account in Northwest received in the Merger to an amount having, in the aggregate, a value at the time of the Merger of less than 50 percent of the aggregate interests which the Eligible Account Holders have in the residual equity of Corry prior to the Merger.

c) No amount of an Eligible Account Holder's deposit account in Corry as of the respective Record Dates described in 2i, 2ii, and 2iii above will be excluded from the Eligible Account Holder's pro rata participation in the liquidation account in Northwest.

d) Neither Bancorp nor Northwest has a plan or intention to cause Northwest to sell or otherwise dispose of any of the assets of Corry acquired in the Merger, except for dispositions made in the ordinary course of business.

e) The liabilities of Corry assumed by Northwest and the liabilities to which the transferred assets of Corry are subject were incurred by Corry in the ordinary course of its business.

f) Following the transaction, Northwest will continue the historic business of Corry in a substantially unchanged manner.

g) Bancorp, Northwest, Corry, and their respective shareholders and account holders will pay their respective expenses, if any, incurred in connection with the transaction.

h) There is no intercorporate indebtedness existing between Corry and Northwest or between Corry and any corporation that is a member of the affiliated group (as defined in section 1504(a))/1/ that includes Northwest that was issued, acquired, or settled at a discount.

i)   No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv).


------------
/1/ All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise indicated.
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Board of Directors
Northwest Bancorp, Inc.
July 17, 1998
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j)   Corry is not under the jurisdiction of a court in a title 11 or similar case within the meaning of section 368(a)(3)(A) and (D).

k) The fair market value of the assets of Corry transferred to Northwest will equal or exceed the sum of the liabilities assumed by Northwest plus the amount of liabilities, if any, to which the transferred assets are subject.

l) The subordinated rights to a liquidation account in MHC have no value as of the effective date of the Merger.

OPINIONS

Based solely upon the above FACTS and REPRESENTATIONS, and subject to the SCOPE OF THE OPINION below, KPMG renders the following opinions regarding the federal income and Pennsylvania corporate net income tax consequences of the Merger.

Federal Income Tax Consequences

1. Provided that the merger of Corry with and into Northwest qualifies as a statutory merger under applicable law, the Merger will be a reorganization within the meaning of section 368(a)(1)(A). Corry and Northwest will each be a "party to a reorganization" within the meaning of section 368(b).

2. Corry will recognize no gain or loss upon the transfer of all of its assets to Northwest pursuant to the Merger in exchange for deposit accounts in Northwest, rights to a liquidation account in Northwest, subordinated rights to a liquidation account in MHC, Eligible Account Holder Subscription Rights, and the assumption by Northwest of the liabilities of Corry. Section 357(a); section 361(b)(1)(A); section 361(c).

3. Northwest will recognize no gain or loss upon the receipt by Northwest of the assets of Corry assets pursuant to the Merger in exchange for deposit accounts in Northwest, rights to a liquidation account in Northwest, subordinated rights to a liquidation account in MHC, Eligible Account Holder Subscription Rights, and the assumption by Northwest of the liabilities of Corry. Section 1032(a); Treas. Reg. section 1.1502-13(f)(6)(ii) and (iv).

4. The basis of each asset of Corry received by Northwest pursuant to the Merger will, in the hands of Northwest, will be the same as the basis of the asset in the hand of Corry immediately prior to the transaction.
     Section 362(b).
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Board of Directors
Northwest Bancorp, Inc.
July 17, 1998
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5.   The holding period of Northwest in each asset of Corry received by
     Northwest pursuant to the Merger will include the period during which the assets was held by Corry. Section 1223(2).

6. Pursuant to section 381(a) and section 1.381(a)-1 of the regulations, Northwest will succeed to and take into account the items of Corry described in section 381(c). These items will be taken into account by Northwest subject to the conditions and limitations specified in sections 381, 382, 383, 384, 1502, and any other provision of the Code and the regulations thereunder.

7. As provided in section 381(c)(2) and section 1.381(c)(2)-1 of the regulations, Northwest will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Corry as of the close of the date of the Merger. Any deficit in earnings and profits of either Northwest or Corry can be used only to offset earnings and profits accumulated by Northwest after the date of the transaction.

8. Regardless of any book entries that are made, the transaction will not diminish the accumulated earnings and profits of Northwest available for subsequent distributions of dividends within the meaning of section 316. Treas. Reg. section 1.312-11(b) and (c).

9. Pursuant to section 381(c)(4) and section 1.381(c)(4)-1(a)(1)(ii) of the regulations, Northwest will succeed to and take into account, immediately after the transaction, those accounts of Corry which represents bad debt reserves in respect of which Corry had taken a bad debt deduction for tax years ending on or before the date of the Merger. The base year bad debt reserves of Corry will not be required to be restored to the gross income of either Corry or Northwest for the tax year that includes the Merger, and such bad debt reserves have the same character in the hands of Northwest as they would have had in the hands of Corry if no transfer had occurred, provided that Northwest satisfies the requirements of section 585 during such tax year.

10. The creation of a liquidation account on the books of Northwest for the benefit of the Eligible Account Holders has no force and effect on Corry's or Northwest's taxable income, deductions for additions to bad debt reserves under section 593, or distributions to shareholders under section 593(e).

11. Because the Merger is a transaction to which section 381 applies, section 593(e) does not apply to the Merger.

12. Interest paid or credited by Northwest with respect to deposit accounts of Northwest are deductible by Northwest when paid or credited, provided such amounts are
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Board of Directors
Northwest Bancorp, Inc.
July 17, 1998
Page 6


     withdrawable, subject only to customary notice of intent to withdraw, even though such interest is attributable to periods preceding the merger.

13. Bancorp will recognize no gain or loss on the issuance of the Subscription Rights, the lapse of any Subscription Rights, or the receipt of money in exchange for the issuance of Bancorp Common Stock pursuant to the Offering.
     Section 1032(a).

Pennsylvania Corporate Net Income Tax and Pennsylvania Mutual Thrift Institutions Tax Consequences

Bancorp is subject to the Pennsylvania corporate net income tax, and Corry and Northwest are subject to the Pennsylvania Mutual Thrift Institutions tax.

1. Provided that the merger of Corry with and into Northwest does not result in any gain or loss being recorded on the books of either Corry or Northwest in accordance with generally accepted accounting principles, no gain or loss will be recognized by either Corry or Northwest for Pennsylvania Mutual Thrift Institutions tax purposes (`71, P.L. 6, Section
     1502).

2. Because Bancorp will not recognize gain or loss for federal income tax purposes on the issuance of Subscription Rights in accordance with section 1032, no Pennsylvania corporate income tax will result from the issuance of the Subscription Rights (`71, P.L. 6, Section 401).

SCOPE OF THE OPINION

You have submitted for our consideration certain facts and representations as to the proposed transaction, which are specifically described above. Our opinion is based upon the facts and representations set forth in this letter. If any fact or representation is not entirely complete or accurate, it is imperative that we be informed immediately in writing because the incompleteness or inaccuracy could cause us to change our opinion. We have not reviewed all the legal documents necessary to effectuate the steps to be undertaken and we assume that all steps will be effectuated under state and federal law and will be consistent with the steps as described in the FACTS above.

The opinion contained herein is rendered only with respect to the enumerated holdings set forth herein under the heading OPINION, and KPMG expresses no opinion with respect to any other federal, state, or local tax aspect or any
legal aspect of the transaction.   SPECIFICALLY, NO OPINION HAS BEEN REQUESTED
AND NO OPINION IS EXPRESSED REGARDING THE TAX CONSEQUENCES TO CORRY DEPOSIT ACCOUNT HOLDERS RESULTING FROM THE MERGER OR THE OFFERING. THESE TAX CONSEQUENCES MAY INCLUDE, AMONG OTHER THINGS, THE RECOGNITION OF GAIN UPON THE RECEIPT
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Board of Directors
Northwest Bancorp, Inc.
July 17, 1998
Page 7


OR EXERCISE OF THE ELIGIBLE ACCOUNT HOLDER SUBSCRIPTION RIGHTS TO THE EXTENT OF THE FAIR MARKET VALUE OF THOSE RIGHTS. IN ADDITION, NO OPINION HAS BEEN REQUESTED AND NO OPINION IS EXPRESSED REGARDING THE TAX CONSEQUENCES TO MHC OR ANY PERSON RESULTING FROM THE MHC DISTRIBUTION. NO INFERENCE SHOULD BE DRAWN ON ANY MATTER NOT SPECIFICALLY OPINED ON BELOW.

This opinion is not binding upon any tax authority (including the Internal Revenue Service) or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority and ultimately sustained by a court. In rendering our opinion, we are relying upon the relevant provisions of the Code, the regulations thereunder, and judicial and administrative interpretations thereof, all as of the date hereof and all of which are subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions. Any such changes could also have an effect on the validity of our opinion. We assume no duty to inform you of any changes in our opinion due to changes in law that occur subsequent to the issuance of this letter.


                                                /s/ KPMG PEAT MARWICK LLP